CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Registration Fee (1)(2)
Senior Debt Security	$100,000.00	$9.27
(1)
Calculated in accordance with Rule 457 (r) of the Securities Act of 1933.
(2)
The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Rule 424 (b) (3)
Registration No.: 333-249702

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
Medium-Term Notes, Series D
Due Nine Months or More from Date of Issue

Trade Date	January 12, 2022
Pricing Supplement No.	8930
Pricing Supplement Date	January 12, 2022
Prospectus Supplement Date	October 30, 2020
Base Prospectus Date	October 28, 2020

Principal Amount	$100,000.00
Issue Price	100% of Principal Amount
Original Issue Date	January 18, 2022
Maturity Date	January 15, 2023
Interest Rate	0.74% per annum
Regular Record Dates	Each January 1 and July 1
Interest Payment Dates	Each January 15 and July 15
Redemption Date	None
Agents Commission	None
Form of Note (Book-Entry or Certificated)	Certificated
Other Terms	None

Medium-Term Notes, Series D may be issued by the Company in an unlimited aggregate principal amount.

Validity of the Medium-Term Note

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the "Cooperative Association Act") and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated October 30, 2020, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on October 30, 2020.